Wind Works Power Corp. Announces Appointment of New Director to the Board

Thursday, December 16, 2010

OTTAWA, ONTARIO--(MARKET WIRE)—December 16, 2010 – Wind Works Power Corp. (OTC BB:WWPW.OB - News)(Frankfurt:R5E1.F - News)(WKN: A0RPM2) is pleased to announce the appointment of Mr. Glen MacMullin, CA to its Board of Directors, effective immediately. Mr. MacMullin will also chair the Company’s audit committee. Mr. MacMullin has extensive capital markets experience in North America and Europe, and he has served on the Board of Directors of a number of publicly-traded companies.

“We are pleased and honored that Glen has agreed to join our team. His experience and contacts will be invaluable as we continue to finance the development of our portfolio of wind energy projects in Germany, Canada, and the United States. I am confident that Glen will form an integral part of our growth strategy moving forward”, comments Dr. Ingo Stuckmann, Wind Works’ President and CEO. “Our objective is to apply for a listing in Canada in the near term, and the addition of Glen strongly complements our team as we prepare for the requirements of this listing.”

Mr. MacMullin is a Chartered Accountant and is currently a Vice President of Finance with Minto Group, a real estate development, construction and management company based in Ottawa, Canada.  Prior to joining Minto Group in 2008, he was a Managing Director at Xavier Sussex, LLC, a New York-based private equity firm affiliated with Deutsche Bank that he co-founded in 2004.  The firm launched with a $200 million seed commitment from Deutsche Bank and structured private investments into mid-market companies undergoing financial and/or operational restructuring. Previously, Mr. MacMullin was Chief Operating Officer with the proprietary trading group of Deutsche Bank in New York.  The group managed over $6 billion in capital through a 20 strategy alternative investment platform including managed futures, statistical arbitrage, merger arbitrage, event, fundamental long/short, systematic long/short, relative value, private equity, convertible arbitrage, foreign exchange and credit.  Prior to his appointment with Deutsche Bank in New York, he ran the hedge fund division for Deutsche Bank Offshore in the Cayman Islands.

Mr. MacMullin is currently a Director of Pensato Europa Absolute Return Fund, an Irish listed UCITS fund.  He has also been on the Board of Directors of numerous public companies in North America including DSL.net Inc., Aegis Communications Group Inc., Briazz Inc., and Nayarit Gold Inc.

Mr. MacMullin started his career in public accounting with Coopers & Lybrand in Ottawa, Canada and KPMG in the Cayman Islands.  He received a Bachelor of Business Administration degree from Saint Francis Xavier University and is a member of the Canadian Institute of Chartered Accountants.

About Wind Works * Zero Emission People

Our mission is to provide the opportunity for people to participate in the development of renewable wind energy projects. We believe in making sound, environmentally conscious investments that are good for our shareholders and our planet. To eliminate one person`s carbon footprint of 20 tons each year (for US), it only takes a modern windmill 2 day by producing approx. 40,000 kilowatt hours of zero emission energy. For more information, please visit: www.windworkspower.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements including, but not limited to, certain delays beyond the company's control, inability to successfully conclude negotiations currently in progress, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

For additional information, please contact:

     Wind Works Power Corp.

     Investor Relations

     613-226-7883

     http://www.windworkspower.com

Source: Wind Works Power Corp.